UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 17, 2017

CENTURY COMMUNITIES, INC.

(Exact name of registrant as specified in its charter)

Delaware

(State or Other Jurisdiction of Incorporation)

001-36491	68-0521411
(Commission File Number)	(I.R.S. Employer Identification Number)

8390 East Crescent Parkway, Suite 650 Greenwood Village, Colorado	80111
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (303) 770-8300

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933, as amended, or Rule 12b-2 of the Securities Exchange Act of 1934, as amended.

Emerging growth company	☑

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☑

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On November 17, 2017, Century Communities, Inc. (the “Company”) entered into an employment agreement (the “Employment Agreement”) with its Chief Financial Officer, David Messenger (the “executive”). The Employment Agreement has an initial term of three (3) years, and provides for automatic one (1) year extensions after the expiration of the initial term, unless either party provides the other with at least ninety (90) days’ prior written notice of non-renewal. The Employment Agreement provides for (i) an annual base salary of $475,000, subject to future increase or decrease at the discretion of the compensation committee of the Company’s board of directors, (ii) the ability of the executive to earn an annual cash bonus, based upon the satisfaction and performance of discretionary goals to be established by the compensation committee and (iii) the executive is entitled to his existing equity awards, and any future equity awards as determined by the compensation committee. The Company may terminate the executive’s employment at any time, with or without Cause (as defined in the Employment Agreement), and the executive may terminate his employment with the Company with or without Good Reason (as defined in the Employment Agreement). If the Company terminates the executive’s employment for Cause or if the executive resigns voluntarily and without Good Reason, the executive will be entitled to receive (i) any earned but unpaid annual base salary, reimbursement of expenses incurred prior to the date of termination (collectively, the “Accrued Benefits”), and (ii) any other benefits that have been earned and accrued prior to the date of termination (the “Other Benefits”). In addition, he will be entitled to receive the benefit of any vested equity granted pursuant to outstanding equity awards.

If the executive’s employment terminates due to death or disability, the executive, his spouse or his estate will be entitled to: (i) the Accrued Benefits; (ii) the Other Benefits; (iii) a prorated annual bonus that would have become payable for the fiscal year if employment had not been terminated (the “Prorated Bonus”); (iv) a prorated amount of any equity awards, or, at the discretion of the Company, the fair market value in cash, as reasonably determined by the Company, that the executive would have received for the fiscal year in which the executive’s employment terminated (the “Prorated Equity Awards”); (v) vesting as of the date of termination of all equity awards granted to him under the Company’s equity incentive plans (the “Accelerated Awards”); and (vi) the Company shall pay the employer’s portion of the executive’s COBRA premiums during for up to eighteen (18) months following the date of termination (the “Cobra Payments”). The executive will not receive the Prorated Bonus or Prorated Equity Awards if he was employed for less than half the fiscal year in which the executive’s employment terminated. If the executive’s employment is terminated by the Company without Cause, or by the executive for Good Reason, the executive will be entitled to: (i) the Accrued Benefits; (ii) a lump sum cash payment in an amount equal to the sum of his then-current annual base salary (the “Base Severance”); (iii) the Prorated Bonus; (iv) any Prorated Equity Awards; (v) the Accelerated Awards; and (vi) the Cobra Payments. If termination without Cause or for Good Reason occurs within twenty four (24) months following a “change in control” (as defined in the Employment Agreement), in lieu of Base Severance and Prorated Bonus, the executive will receive a lump sum payment amount equal to two (2) times his annual base salary, plus two (2) times the greater of the following: (A) the target annual bonus for the year in which the date of termination occurs or (B) the average annual bonus for the three (3) completed fiscal years immediately preceding the date of termination.

The foregoing summary of the Employment Agreement does not purport to be complete and is qualified in its entirety by reference to the complete terms of the Employment Agreement, which is filed as Exhibit 10.1 to this Current Report on Form 8-K and incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit Number	Description

10.1	Employment Agreement, dated as of November 17, 2017, by and between the Company and David Messenger.

EXHIBIT INDEX

Exhibit Number	Description

10.1	Employment Agreement, dated as of November 17, 2017, by and between the Company and David Messenger.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: November 21, 2017	CENTURY COMMUNITIES, INC.

	By:	/s/ David Messenger
Name: David Messenger
Title: Chief Financial Officer